Exhibit 99.1

Kodak Announces Sale of Patents

Consortium organized by Intellectual Ventures and RPX Corporation to pay approximately $525 million for purchase and licenses of patents

Builds on Kodak’s momentum toward a successful emergence in the first half of 2013

ROCHESTER, N.Y., Dec. 19 – Eastman Kodak Company has completed a series of agreements that successfully monetizes its digital imaging patents.

The proposed transaction, which achieves one of Kodak’s key restructuring objectives, follows other recent major accomplishments that include an agreement for interim and exit financing for the company’s emergence from its Chapter 11 restructuring and resolution of U.S. retiree non-pension benefits liabilities. Kodak’s monetization of IP assets further builds on its momentum toward a successful emergence in the first half of 2013.

Under the agreements, Kodak will receive approximately $525 million, a portion of which will be paid by 12 intellectual property licensees organized by Intellectual Ventures and RPX Corporation, with each licensee receiving rights with respect to the digital imaging patent portfolio and certain other Kodak patents. Another portion will be paid by Intellectual Ventures, which is acquiring the digital imaging patent portfolio subject to these new licenses, as well as previously existing licenses.

“This monetization of patents is another major milestone toward successful emergence,” Antonio M. Perez, Chairman and Chief Executive Officer, said. “Our progress has accelerated over the past several weeks as we prepare to emerge as a strong, sustainable company. This proposed transaction enables Kodak to repay a substantial amount of our initial DIP loan, satisfy a key condition for our new financing facility, and position our Commercial Imaging business for further growth and success.”

The transaction enables the company to continue innovating in its core Commercial Imaging technologies that are fundamental to its future. Commercial Imaging is a business in which Kodak has significant competitive advantages and strong growth prospects.

“Kodak remains a major center of invention and innovation,” Perez said.

The transaction also includes an agreement to settle current patent-related litigation between the participants and Kodak, which avoids additional litigation costs and helps to ensure that management and the company’s resources focus on enhancing the operations of its core future businesses.

The proposed transaction is subject to the approval of the Bankruptcy Court and the satisfaction of certain customary conditions.

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CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the businesses the Company expects to emerge from Chapter 11; the ability of the company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its Debtor-in-Possession Credit Agreement; our ability to obtain additional financing; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the monetization of our digital imaging patent portfolio; the outcome of our intellectual property patent litigation matters; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its Debtor-in-Possession Credit Agreement and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to fairly resolve legacy liabilities; the resolution of claims against the company; our ability to retain key executives, managers and employees; our ability to maintain product reliability, innovation and quality, and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

2012